UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  June 29, 2009
(Date of earliest event reported)

U.S. Precious Metals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

171 Walnut Crest Run
Sanford, Florida 32771
(Address of Principal Executive Offices)

(407) 566-9310
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02.   Unregistered Sales of Equity Securities.

U.S. Precious Metals, Inc. (“USPR”) amended the terms of its private offering of Convertible Promissory Notes as previously disclosed in our Current Reports on Form 8-K, as filed on March 19, 2009, May 20, 2009, and June 5, 2009 (the “Original Offering”). The Original Offering had a maximum offering amount of up to $1,500,000 of Convertible Promissory Notes. USPR has increased the maximum offering amount up to $2,500,000 of Convertible Promissory Notes (the “Revised Offering”). USPR reserves the right to engage a registered broker dealer to assist with the Revised Offering.

USPR sold a $50,000 Convertible Promissory Note on June 29, 2009 (the “Note”) to an accredited investor pursuant to the Revised Offering, which sale was not subject to any underwriting discounts or commissions.

The terms of the Note remain substantially similar to the terms of the Original Offering. Those terms are: at the option of the holder, the Note may be converted, at any time after August 31, 2009 (rather than June 30, 2009 as in the Original Offering) and on or before the maturity date, into shares of USPR’s common stock (“Common Stock”) at a conversion price of $0.30 per share; provided, however, that if USPR is actively negotiating its next financing or if USPR has entered into a definitive agreement providing for a change of control, optional conversion features will not be applicable.

The Note bears simple, annual interest at 16%. The maturity date of the Note is the earlier of (A) an offering of securities by USPR in a transaction or series of related transactions in which at least $10,000,000 in gross proceeds is received by USPR (a “Qualified Financing”), (B) a change of control of USPR, or (C) the date that is 2 years after the date of issuance of the applicable Note.

If, prior to any optional conversion, USPR completes a Qualified Financing or experiences a change of control, the principal and outstanding interest will automatically convert into shares of USPR’s Common Stock at a conversion price of $0.30 per share.

USPR is relying on Rule 506 of Regulation D as the applicable exemption from the registration requirements of the Securities Act of 1933. The Offering is being made only to “accredited investors,” as such term is defined in Rule 501 of Regulation D.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Precious Metals, Inc.

By:	/s/ M. Jack Kugler

Name: M. Jack Kugler
Title: Chief Executive Officer
Date: July 2, 2009